Summary Translation	Exhibit 4.73

Maximum Pledge Contract

Contract No.:2011JIYINZUIQUANZHIZIDI11140538.

Pledgor：Hebei Chuangjie Trading Co., Ltd

Pledgee：CITIC Shijiazhuang Branch

Signing Date：June 28, 2011

Definition of Pledge：   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trade Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.Maximum Amount: RMB325, 000,000

Pledge Term：From July 5, 2011 to September 4, 2012

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No.2011JIYINZUIDIZIDI11140562-01). The appraised value of the Callateral is RMB 1,641,597,987.